Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of December 31, 2008 (the “Effective Date”) by and between Genesis Energy, LLC (the “Company”), or any successor entity to the Company, and Robert V. Deere (“Executive”).

PRELIMINARY STATEMENTS

A.           The Company, which is the general partner of Genesis Energy, L.P., a Delaware limited partnership (the “Partnership”), desires to employ Executive as its Chief Financial Officer, and Executive desires to be employed by the Company in said capacity;

B.            Each party desires to set forth in writing the terms and conditions of their understandings and agreements; and

C.            Unless otherwise defined, capitalized terms used in this Agreement have the meanings specified in Section 22 below.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the sufficiency of which is hereby acknowledged by the parties, the Company hereby agrees to employ Executive and Executive hereby accepts such employment upon the terms and conditions set forth in this Agreement:

STATEMENT OF AGREEMENT

1.             Position.

(a)           The Company agrees to employ Executive in the position of its Chief Financial Officer (“CFO”).  Executive shall serve as, and perform the duties of, CFO.

(b)           Executive agrees to serve as CFO and agrees that he will devote his best efforts and full time and attention to all facets of the business of the Company and will diligently carry out the duties of CFO.  Nothing in this Section 1(b) or this Agreement, however, will prevent Executive from engaging in additional activities in connection with personal investments, civic or community affairs, or other activities that do not interfere with the performance of Executive’s duties under this Agreement.

(c)           Executive shall be vested with all authority specifically granted by the Board of Directors of the Company (“Board”).

(d)           Executive agrees to reasonable travel as necessary to perform his duties under this Agreement.

2.             Term.  The Term (herein so called) of this Agreement shall be four (4) years from the Effective Date, unless sooner terminated pursuant to Section 4 below.  If not sooner terminated, this Agreement shall automatically terminate upon the expiration the Term.  Executive’s employment shall be in accordance with and governed by this Agreement, unless modified by the parties to this Agreement in writing.

3.             Compensation and Benefits.

(a)           Base Salary.  The Company shall pay Executive a base salary at the rate of $369,600 per year, subject to adjustment as provided below, which shall be pro rated and payable as provided herein (“Base Salary”).  The per annum rate of Executive’s Base Salary shall be increased by the amounts set forth below as of the first day of the next full month occurring after achievement, if any, of the specified levels of Average Market Capitalization:

(i)             $30,000 if Average Market Capitalization of $1.0 billion is achieved for any 90-consecutive calendar day period; and

(ii)            an additional amount equal to 10% of the then-effective Base Salary each time an additional $300 million of Average Market Capitalization above $1.0 billion is achieved (for example, $1.3 billion, $1.6 billion, etc.) for any 90-consecutive calendar day period, provided that the maximum per annum rate of Executive’s Base Salary will be $500,000 and there will be no further increases if and after such maximum rate is achieved.

(b)           Bonus Opportunities.  In addition to the Base Salary, Executive shall also be eligible to receive bonuses from time to time based on exceptional service and/or the performance of the Company, if awarded by the Board in its sole discretion (“Discretionary Bonus”).  Any such Discretionary Bonus will be paid in accordance with the terms of such award.

(c)           Payment.  Payment of all compensation to Executive hereunder shall be made in accordance with the terms of this Agreement and applicable Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholdings and taxes.

(d)           Benefits Generally.  The Company shall make available to Executive, throughout the Term of this Agreement, benefits as are generally provided by the Company to its executive officers, including but not limited to any group life, health, dental, vision, disability or accident insurance, pension plan, profit sharing plan, retirement savings plan, 401(k) plan, or other such benefit plan or policy which may presently be in effect or which may hereafter be adopted by the Company for its executive officers and key management personnel, and also including any rights and benefits under the directors’ and officers’ liability insurance then in place under the Company insurance program for the directors and officers of the Company; provided, however, that Executive is not eligible to participate in any of the “Genesis Energy, Inc. Bonus Plan” or the “Genesis Energy Inc. Stock Appreciation Rights Plan” (both effective December 31, 2003), or any successor equity plan or plans of the Company, or the “Genesis Energy Amended and Restated Severance and Protection Plan.”

(e)           Vacation.  Executive shall be entitled to paid vacation during each calendar year, consistent with any written policies of the Company then applicable to executive officers generally, but in no event fewer than four (4) weeks.  Unused vacation days and holidays shall be carried over from year to year, if at all, in accordance with the written policies then in effect for executive officers of the Company generally.

(f)            Holidays.  Executive shall further be entitled to paid holidays, personal days, and sick days consistent with the written policies then applicable to executive officers.

(g)           Reimbursement of Expenses.  The Company shall reimburse Executive for all business expenses incurred by Executive while performing his duties under this Agreement, which shall include dues in professional societies and organizations.  The amount of any expense reimbursement provided during one taxable year of the Executive shall not affect the amount of the reimbursement provided in any other taxable year.

(h)           Employment Taxes and Withholding.  The Company acknowledges that, upon Executive’s acquisition of an Individual Class B Interest (as that term is defined in the LLC Agreement) in the Company, for income and employment tax purposes, insofar as Executive receives Base Salary, Discretionary Bonus and benefits pursuant to this Article 3, he will be treated as a self-employed partner receiving guaranteed payments.  The Company shall make a quarterly tax equalization payments to reimburse Executive for any federal, state and local income, self employment or other taxes incurred by Executive on Base Salary, Discretionary Bonus and benefits paid or provided to Executive by Company pursuant to this Article 3 (but not amounts which Executive receives pursuant to the LLC Agreement by virtue of owning an Individual Class B Interest), to the extent of the difference in the tax burden imposed on Executive as a result of his status as a member of the Company in comparison to the tax treatment that would be available to Executive if he was characterized as a common law employee for tax purposes.  If the Company adopts any additional policies intended to address tax treatment associated with the self-employment status of members of the Company, Executive shall be eligible for any such benefits on the same basis as all other similarly situated executives of the Company.  To the extent Executive is not required to be treated as a self-employed partner, any amounts payable pursuant to this Agreement shall be subject to applicable tax withholding requirements.

4.           Termination.  This Agreement may be terminated by the Company or Executive, or may automatically terminate, as provided in this Article 4.

(a)           Termination by the Company without Cause or for Cause.  The Company may terminate this Agreement at any time either without Cause or for Cause.  “Cause” means any of the following:

(i)             Executive’s commission of willful fraud against, or willful theft of any assets or property of, the Company, the Partnership or their respective Affiliates, suppliers or customers;

(ii)            Executive’s conviction (or plea of nolo contendere) for any felony or any crime which involves moral turpitude;

(iii)           Executive’s material violation of the non-disclosure or confidentiality provisions of this Agreement; Executive’s substantial non-performance of his duties and obligations, whether pursuant to this Agreement or otherwise (other than due to death or disability); Executive’s gross negligence; or Executive’s willful misconduct in performing his duties;

(iv)           Executive willfully engaging in conduct that is demonstrably and materially injurious, monetarily or otherwise, to the Company, the Partnership, or their respective Affiliates; or

(v)           Executive’s willful violation of material written rules, regulations or policies of the Company or the Partnership, or failure to follow reasonable written instructions or directions both from a majority of the Company’s Audit Committee (the “Audit Committee”) and from the Company’s Class A Member (the “Class A Member”) to Executive that Executive’s failure to follow such instructions or directions could reasonably be expected to be materially injurious, monetarily or otherwise, to the Company or the Partnership, or their respective Affiliates.

Termination of this Agreement by the Company without Cause or for Cause may be effected only by written notice thereof from the Company to Executive (“Termination Notice”), which in the case of termination for Cause both identifies in sufficient detail the reasons therefor and is recommended both by a majority of the Audit Committee and by the Class A Member.  Termination without Cause and termination pursuant to clauses (i) or (ii) above will be effective on the date that the Termination Notice is deemed given and received.  Termination pursuant to clauses (iii), (iv) and (v) above shall only become effective thirty (30) days after Termination Notice is deemed given and received and Executive’s failure (within thirty (30) days of the date that Termination Notice is deemed given and received) to cure the reasons for such termination for Cause or to cease the conduct constituting the basis of such termination for Cause; provided further, that prior to such termination for Cause under clauses (iii), (iv) and (v) above becoming effective, the Company shall provide an opportunity for Executive to be heard by the Audit Committee.  No act, nor failure to act, on Executive’s part, shall be considered “willful” unless he has acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company and/or the Partnership.

(b)           Termination by Executive without Good Reason or for Good Reason.  Executive may terminate this Agreement at any time either without Good Reason or for Good Reason.  “Good Reason” means any of the following:

(i)             The material diminution of Executive’s duties and responsibilities, a material reduction of his base salary, or a material reduction of his benefits, other than as a result of termination for Cause, without Good Reason or by virtue of his death or disability;

(ii)            The relocation of the Company’s principal executive offices outside the metropolitan Houston, Texas area without Executive’s consent;

(iii)           The Company requiring that Executive be based anywhere other than the Company’s principal executive offices without Executive’s consent;

(iv)           The Company’s failure to make any material payment to Executive required to be made under the terms of this Agreement;

(v)           The Company’s non-performance of any material provision (other than those described in (iv) above) of this Agreement, or non-performance of Denbury (or its Affiliates or any of their successors or assigns) of any material provision of any Transaction Document (italicized terms in this subsection 4(b) and its subsections are defined as provided in the LLC Agreement), in each such case; or

(vi)           Any action by the Company, Denbury or its Affiliates or any of their successors or assigns, the Class A Member or its Affiliates or any of their successors or assigns, the Board, the general partner of the Partnership (if it is not the Company), or the Partnership or any of its successors or assigns that either (i) amends, alters, changes, repeals or replaces the IDRs or the Class B Ownership Interests in a manner that in any material way adversely affects the Distributions or Redemption Amount payable to Executive, or (ii) except as required by a change in the law or a final, binding and non-appealable judgment, or except to the extent the IRS or any other federal tax authority has asserted a claim to the contrary and the Person taking a tax reporting position reasonably and in good faith believes that such authority is more likely than not to be successful in adjudicating such claim, takes a federal tax reporting position inconsistent with that specified in Section 7.10(b) of the LLC Agreement that materially and adversely affects the Executive, provided that the following actions shall not constitute Good Reason:

(a)           any action that will result in Executive receiving his Redemption Amount (or having an election to receive his Redemption Amount under the provisions of Section 5.05(c) of the LLC Agreement);

(b)           a waiver by the Company of receipt from the Partnership of an Incentive Distribution for any period(s) as contemplated by Section 3.02(c)(5) of the LLC Agreement;

(c)           any Conversion Event; or

(d)           any amendment to the LLC Agreement permitted by Section 5.05(b) of the LLC Agreement.

Termination of this Agreement by Executive without Good Reason or for Good Reason may be effected by Executive only by his providing written notice thereof, which in the case of termination for Good Reason is given within 90 days of the initial existence of and identifies in sufficient detail the reasons therefor, to both the Audit Committee and the Class A Member.  Termination without Good Reason will be effective thirty (30) days after such notice is deemed given and received.  Termination for Good Reason shall only become effective thirty (30) days after such notice is deemed given and received and the failure by the Company or Denbury (or its Affiliates) to cure the reasons therefor.

(c)           Disability.  If the Board determines that the Company should do so, the Company may terminate this Agreement at any time that Executive has sustained a “disability.”  Such termination will be effective on the date that written notice thereof is deemed given and received.  For purposes of this Agreement, Executive will have sustained a “disability” if (i) Executive has been absent from his duties with the Company on a full-time basis for 180 out of any 220 consecutive calendar days as a result of incapacity due to mental or physical illness or injury which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or his legal representatives, or (ii) Executive is determined to be totally disabled by the Social Security Administration.  Executive must submit to a reasonable number of examinations, to be paid for by the Company, by the physician making the determination regarding disability under this Section 4(c), and Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records.  If Executive is not legally competent, Executive’s legal guardian or duly authorized attorney-in-fact will act in Executive’s stead under this Section 4(c), for the purposes of submitting Executive to the examinations, and for the purpose of providing the authorization of disclosure, required under this Section 4(c).

(d)           Death.  This Agreement will terminate automatically effective upon Executive’s death.

(e)           Benefits Continuation.  The Company will continue to pay for the continued coverage of the Executive and any of his family members covered on the date that termination of this Agreement is effective (“Covered Dependents”) under the health and medical benefit plans of the Company, including, among others, prescription drug, dental and vision coverage, as applicable (the “Medical Plan”), for the period commencing on the date of Executive’s “separation from service” as defined in Code Section 409A and Treasury Regulations Section 1.409A-1(h) (the “Service Separation Date”) and ending on the earlier of the date Executive becomes eligible for substantially similar coverage under the health and medical benefit plans of another employer, or eighteen (18) months after the Service Separation Date (the “Continuation Period”), at the same level of Company contribution applicable to similarly situated active employees of the Company during such period.  In addition, it is agreed that this continued health and medical coverage is provided in conjunction with and not in addition to, and will be, the continued coverage in accordance with Code Section 4980B, commonly referred to as “COBRA coverage.”

Notwithstanding anything in this Agreement to the contrary, at such time (if ever) during the Continuation Period as it becomes administratively impracticable for the Company to provide Executive and/or his Covered Dependents with full coverage under the Medical Plan, during the remainder of the Continuation Period the Company shall pay on Executive’s behalf the costs of any similar individual health and medical coverage providing comparable benefits for Executive and/or such Covered Dependents, up to a maximum of the applicable premiums which would have been paid by the Company during the remainder of the Continuation Period with respect to the lost coverage portion of the Medical Plan, such payment to be made upon Executive’s submission of proof of his prior payment of the premiums for such coverage.

(f)            Life Insurance.  Upon termination of this Agreement for any reason other than death, Company shall immediately, and without imposition of any charge, fee or cost of any sort other than proper reporting of any income tax consequence, transfer ownership of all policies of insurance on the life of Executive owned by the Company, if any, to Executive free and clear of all claims, liens and encumbrances whatsoever.

(g)           Employment.  Upon termination of this Agreement for any reason, including expiration of the Term or a termination for a reason specified in this Section 4, Executive’s employment shall also terminate and cease, and if he is a member thereof Executive shall be deemed to have voluntarily resigned from the Board.

(h)           Severance Payment Amount and Severance Payment Date.  For purposes of this Agreement, Executive’s “Severance Payment Date” shall mean a date not later than the fifth business day following the Service Separation Date; provided, however, that Executive’s “Severance Payment Date” with respect to a particular Severance Payment (as defined below) provided for under this Agreement shall, to the extent such Severance Payment is (1) not treated as a short-term deferral under Treasury Regulations Section 1.409A-1(b)(4) and (2) exceeds the separation pay limits of Treasury Regulations Section 1.409A-1(b)(9)(iii)(A) (two times the lesser of (x) the sum of Executive’s annualized compensation based on Executive’s annual Base Salary for the calendar year preceding the calendar year in which the Service Separation Date (defined in Section 4(e) above) occurs (adjusted for any increase during that year that was expected to continue indefinitely if Executive had not separated from service), or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which such Service Separation Date occurs) or -1(b)(9)(iii)(B) (amounts must be paid no later than the last day of the second calendar year following the calendar year in which the Service Separation Date occurs), be delayed to the first business day of the seventh month after the Executive’s Service Separation Date (or, if earlier, not later than the 30th day following Executive’s death) if the Executive is a “specified employee” under Section 409A of the Code and Section 1.409A-1(i) of the Treasury Regulations on the Service Separation Date.  In the event of such delay, any portion of the Severance Payment which would have been paid to Executive during the first six months following the Service Separation Date but for such delay, will be accumulated and paid on the delayed Severance Payment Date, and the balance will be paid as if there were no delay.  For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments.  For purposes of this Section 4(h), any amount that is treated as a short-term deferral within the meaning of Treasury Regulations Section 1.409A-1(b)(4) or that meets the separation pay limits under Treasury Regulations Section 1.409A-1(b)(9)(iii) will be treated as a separate payment.  On the Severance Payment Date, or thereafter as provided in this Section 4(h), the Company will make a payment to Executive or as otherwise provided below, determined as follows:

(i)             Without Cause or Disability or for Good Reason.  If the Company terminates this Agreement without Cause, or as a result of the Board’s determination that Executive has sustained a “disability” pursuant to Section 4(c) hereof, or if Executive terminates this Agreement for Good Reason, the Company shall pay to Executive (x) all accrued but unpaid Base Salary, all accrued but unused vacation (based on Executive’s then effective Base Salary less applicable deductions), and all accrued but unpaid Discretionary Bonus if any Discretionary Bonus is then due, as of the date that termination of this Agreement is effective (“Accrued Compensation”), which amount will be paid not later than the fifth business day following the Service Separation Date, and (y) after the Severance Payment Date the Company shall continue to pay Executive his “Non-Change-of-Control” Severance Payment, which will be his Base Salary, pursuant to the Company’s payroll schedule then in effect for Executive, at the monthly rate being paid immediately prior to termination of this Agreement, for what would have been the remainder of the Term but for such termination.

(ii)           For Cause.  If the Company terminates this Agreement for Cause, the Company shall pay to Executive only Executive’s Accrued Compensation (but not including any accrued but unpaid Discretionary Bonus), which amount will be paid not later than the fifth business day following the Service Separation Date.

(iii)           Without Good Reason.  If Executive terminates this Agreement without Good Reason, the Company shall pay to Executive only Executive’s Accrued Compensation (but not including any accrued but unpaid Discretionary Bonus), which amount will be paid not later than the fifth business day following the Service Separation Date.

(iv)           Death.  If this Agreement terminates because Executive dies, the Company shall pay (x) Accrued Compensation, plus (y) a lump sum amount equal to the product of Executive’s monthly Base Salary (determined at the same monthly rate being paid to Executive immediately prior to termination of this Agreement) multiplied by the number of months (and any portion of a month for which Executive had not already been paid Base Salary on the date of termination) included in the period beginning on the date of termination and ending on what would have been the last day of the Term but for such termination, which payment will be made to Executive’s designated beneficiary (or to his estate, if Executive has not designated in writing a beneficiary by the time of his death), within 90 days of the date of the Executive’s death.

(v)           Change of Control.  If the Company terminates this Agreement without Cause during the period beginning on the date of a “Change of Control” (as that term is defined in the LLC Agreement) that also meets the definition of a “change in control event” provided in Section 1.409A-3(i)(5) of the Treasury Regulations and ending on the second anniversary of such Change of Control, the Company shall pay to Executive (x) Accrued Compensation, which amount will be paid not later than the fifth business day following the Service Separation Date, and (y) following the Severance Payment Date the Company shall continue to pay Executive his “Change-of-Control” Severance Payment, which will be his Base Salary, pursuant to the Company’s payroll schedule then in effect for Executive, at the monthly rate being paid immediately prior to termination of this Agreement, for the period from the Service Separation Date until the later of (A) what would have been the last day of the Term but for such termination, or (B) the third anniversary of the Service Separation Date.

(vi)           Expiration of Term. If this Agreement terminates upon expiration of the Term, there will be no Severance Payment.

5.              Nondisclosure.

(a)           The Company’s and the Partnership’s confidential information (“Confidential Information”) shall include but not be limited to the Company’s and the Partnership’s various trade secrets and confidential or proprietary information, including information Executive has not received before first being employed by the Company, consisting of, but not limited to, information relating to: (a) business operations and methods; (b) existing and proposed acquisitions, acquisition strategies, investments, investment strategies and business plans; (c) financial performance; (d) compensation arrangements and amounts (whether relating to the Company, the Partnership, or to any of their respective employees, including the CFO); (e) contractual relationships (including the terms of this Agreement); (f) business partners and relationships; (g) limited partners and prospective limited partners of the Partnership; (h) marketing strategies; (i) lists with information related to existing or prospective customers, partners or investors, including, but not limited to particular investments, investment strategies, investment patterns and amounts; and (j) computerized investment approaches, methodologies, trading systems or programs, mathematical models, simulated results, simulation software, price or research databases, other research, algorithms, numerical techniques, analytical results, or technical data, regardless of the medium in which any such information is contained.  Confidential Information shall not include information: (A) that becomes generally available to the public by means other than Executive’s breach of this Section 5 (for example, not as a result of Executive’s unauthorized release of marketing materials); (B) that is in Executive’s possession, or becomes available to Executive, on a nonconfidential basis, from a source other than the Company or the Partnership; or (C) that Executive is required by law, regulation, court order or discovery demand to disclose; provided, however, that in the case of clause (C), Executive gives the Company reasonable notice prior to the disclosure of the Confidential Information and the reasons and circumstances surrounding such disclosure in order to provide the Company an opportunity to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

(b)           Executive agrees that all Confidential Information, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company and/or the Partnership during Executive’s employment with the Company and thereafter, and that Executive will return to the Company all Confidential Information in his possession, in whatever format or form maintained, upon request of the Company and/or upon termination of this Agreement.  Executive further agrees that Executive shall not, without the prior written consent of the Company, (i) disclose to any third party (or use in any manner that will materially and adversely effect the Company) any of the Confidential Information described herein, (ii) use for the Executive’s personal benefit any of the Confidential Information, or (iii) aid others in the use of such Confidential Information in competition with the Company or the Partnership, whether directly or indirectly, either during Executive’s employment with the Company or at any time following the termination of Executive’s employment with the Company.  Executive agrees that the provisions of this Section 5(b), and of Section 6(b) below, will be rules, regulations and policies of the Company for purposes of Section 4(a)(v) above.

6.              Noncompete and Nonsolicitation.

(a)            Business Relationships and Goodwill.  Executive acknowledges and agrees that, as an employee and representative of the Company, Executive has been and will be given responsibility, specialized training and Confidential Information.  Executive acknowledges and agrees that this creates a special relationship of trust and confidence between Executive and the Company, the Partnership and the Company’s and the Partnership’s current and prospective customers, shareholders or members, limited partners, and investors.  Executive further acknowledges and agrees that there is a high risk and opportunity for any individual given such responsibility, specialized training, and Confidential Information to misappropriate the relationship and goodwill existing between the Company and the Partnership and the Company’s and Partnership’s current and prospective customers, shareholders or members, limited partners, and investors.  Executive therefore acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation.  Consequently, Executive agrees to the following noncompetition and nonsolicitation covenants.

(b)           Scope of Noncompetition Obligation.

(i)            Executive acknowledges and agrees that (x) the Term of this Agreement, (y) a period of two years after termination of this Agreement if this Agreement is terminated by the Company for Cause or by Executive without Good Reason, and (z) a period of one year after termination of this Agreement if this Agreement is terminated other than by the Company for Cause or by Executive without Good Reason, will constitute non-compete, non-solicit and non-divert periods (the “Non-Interference Period”).  During his employment and during the Non-Interference Period, Executive will not work for, supervise, assist or participate in, a Competing Business in any capacity (as owner, employee, consultant, advisor, contractor, officer, director, lender, investor, agent, or otherwise) or otherwise engage in any Competing Business, within the States of Louisiana, Mississippi and Texas.  This Paragraph creates a narrowly tailored restraint in order to avoid unfair competition and irreparable harm to the Company and the Partnership and is not intended or to be construed as a general covenant against competition in the oil and gas industry.  “Competing Business” means any Person that directly competes with or would directly compete with, or displaces or would displace, any of the activities of the Partnership in those geographical areas of the states of Louisiana, Mississippi or Texas in which the Partnership has significant operations, or in which the Company or the Partnership prior to the termination of this Agreement has anticipated doing future business as part of the Partnership’s business plan disclosed to or developed by Executive prior to such date.  Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Executive from making an investment of not more than five percent (5%) of the equity interests of a publicly traded Competing Business.

(ii)           Executive further agrees that during the Non-Interference Period, he will not directly or indirectly:  (a) solicit, entice, persuade or induce any employee, agent or representative of the Company, or anyone who was an employee, agent or representative of the Company upon the termination or expiration of this Agreement, to terminate such individual’s relationship with the Company or to become employed by any business or individual other than the Company; (b) approach any such individual for any of the foregoing purposes; (c) authorize, solicit or assist in the taking of such actions by any third party; or (d) hire or retain any such individual.

(c)           Executive Breach.  In the event that during the periods described in Sections 6(b)(i)(y) or 6(b)(i)(z) above, if Executive breaches his agreements under this Section 6 or under Section 5 above, without waiving its rights to enforce such agreements or to exercise other available remedies, upon such breach the Company will be released from the obligation to pay any further Severance Payments to Executive.

7.             Severability and Reformation.  If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable.  Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

8.             Entire Agreement.  This Agreement, along with the other documents and agreements entered into by Executive and the Company and/or its Affiliate on the Effective Date, sets forth the entire agreement between the parties and supersedes any and all prior agreements or understandings, written or oral, between the parties pertaining to the subject matter hereof.  Except as expressly set forth in this Agreement and the other documents and agreements entered into by Executive and the Company and/or its Affiliate on the Effective Date, neither the parties nor their Affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein.

9.             Notices.  All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or electronic mail, or facsimile transmission (with electronic confirmation of successful transmission) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, in order of preference of the recipient:

If to the Company:	Genesis Energy, LLC
919 Milam, Suite 2100
Houston, TX 77002
Attn:  Chief Legal Officer
Fax:     713/860-2640
Email:  rbenavides@genlp.com

with copy to Denbury at:	Denbury Resources Inc.
5100 Tennyson Parkway, Suite 1200
Plano, TX  75024
Attn:  Mr. Phil Rykhoek
Fax:    972/673-2051
Email: phil.rykhoek@denbury.com

If to Executive:	Robert V. Deere
126 Sugarberry Circle
Houston, TX  77024
Email: bob.deere@genlp.com and
BobDeere@aol.com

Notice so given shall be deemed to be given and received, in the case of mail, on the fifth calendar day after posting, in the case of overnight delivery service on the date of actual delivery, in the case of electronic mail or facsimile transmission on the date of actual transmission and, in the case of personal delivery on the date of actual delivery.

10.           Governing Law and Venue.  This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to any conflict of laws rule or principle which might refer the governance or construction of this Agreement to the laws of another jurisdiction.  Any dispute in regard to this Agreement or arising out of its terms and conditions shall be instituted and litigated only in Houston, Texas.

11.           Executive’s Successors.  This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and other legatees.

12.           Counterparts.  This Agreement may be executed in counterparts, each of which will take effect as an original, and all of which shall evidence one and the same Agreement.

13.           Amendment.  This Agreement may be amended only in writing signed by Executive and by a duly authorized representative of the Company (other than Executive).

14.           Construction.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.  All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa.  All references herein to Exhibits, Schedules, Articles, Sections or subdivisions thereof shall refer to the corresponding Exhibits, Schedules, Article, Section or subdivision thereof of this Agreement unless specific reference is made to such exhibits, articles, sections or subdivisions of another document or instrument. The terms “herein,” “hereby,” “hereunder,” “hereof,” “hereinafter,” and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which such word is used.  The words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used.  References to a party hereto include its permitted successors and assigns.

15.           Non-Waiver.  The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing signed by the Company (other than by Executive) and Executive.

16.           Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company, its successors and assigns.

17.           Settlement of Claims.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment, or other right which the Company may have against Executive or others.

18.           Indemnification.  During the Term of this Agreement, the Company will indemnify, and advance expenses to Executive to the same extent and subject to the same conditions under which it may indemnify and advance expenses to its Members and/or Directors under Article 7 of the LLC Agreement.

IT IS EXPRESSLY ACKNOWLEDGED THAT THE INDEMNIFICATION PROVIDED IN THIS SECTION 18 COULD INVOLVE INDEMNIFICATION FOR NEGLIGENCE.

19.           Attorneys’ Fees.  Should any litigation be commenced between the parties hereto concerning any provision of this Agreement or the rights and duties hereunder, the parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted in such proceeding, to a reasonable sum from the nonprevailing party as and for attorneys’ fees in such litigation, which sum shall be determined in such litigation or in a separate action for such purpose.

20.           Voluntary Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  Each party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel (if any), and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement.  The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement.

21.           Mitigation.  Upon termination of this Agreement for any reason, Executive shall not be obligated to seek other employment or take any other action by way of mitigation of Severance Payment or other payment set forth in this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

22.           Definitions.  As used in this Agreement, the following terms have the meanings specified below:

(a)           “Accrued Compensation” has the meaning set forth in Section 4(h)(i).

(b)           “Audit Committee” has the meaning set forth in Section 4(a)(v).

(c)           “Affiliate” means, with respect to any relevant Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the relevant Person.  Notwithstanding the foregoing, Denbury, the Company, the Partnership and their subsidiaries will be deemed not to be Affiliates of Executive or any of his Affiliates, and vice versa.

(d)           “Agreement” has the meaning set forth in the introductory paragraph.

(e)           “Average Market Capitalization” means, for any day on which Common Units are traded on a National Securities Exchange, the quotient derived by dividing (x) by (y), where (x) means the product of (i) the per Common Unit Closing Price applicable on such day, multiplied by (ii) the number of issued and outstanding Common Units as of the close of business on such day, and (y) means .979902.

(f)           “Base Salary” has the meaning set forth in Section 3(a).

(g)           “Board” has the meaning set forth in Section 1(c).

(h)           “Cause” has the meaning set forth in Section 4(a).

(i)           “CFO” has the meaning set forth in Section 1(a).

(j)           “Class A Member” has the meaning set forth in Section 4(a)(v).

(k)           “Closing Price” means, on any day the closing sales price as reported by a National Securities Exchange on such day, provided that;

(i)           if the Common Units are not listed on a National Securities Exchange, the last quoted price on such day for Common Units in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”), or, if such system is no longer in use, a similar quotation service selected by the Board; or

(ii)           if Common Units are not so quoted, the average of the last bid and ask prices for Common Units on such day from a market-maker for Common Units selected by the Board for this purpose.

(l)            “Code” means the United States Internal Revenue Code of 1986, as amended.

(m)           “Common Unit” means a limited partner Common Unit of the Partnership.

(n)           “Company” has the meaning set forth in the introductory paragraph.

(o)           “Competing Business” has the meaning set forth in Section 6(b)(i).

(p)           “Confidential Information” has the meaning set forth in Section 5(a).

(q)           “Continuation Period” has the meaning set forth in Section 4(e).

(r)            “Covered Dependents” has the meaning set forth in Section 4(e).

(s)           “Denbury” means Denbury Resources Inc., a Delaware corporation.

(t)            “Disability” has the meaning set forth in Section 4(c).

(u)           “Discretionary Bonus” has the meaning set forth in Section 3(b).

(v)           “Effective Date” has the meaning set forth in the introductory paragraph.

(w)           “Executive” has the meaning set forth in the introductory paragraph.

(x)            “Good Reason” has the meaning set forth in Section 4(b).

(y)           “LLC Agreement” means the Limited Liability Company Agreement of the Company dated as of December 29, 2008 between the Company and Denbury Gathering and Marketing, Inc., as amended by the First Amendment dated as of the date hereof and as further amended, supplemented, restated, replaced or otherwise modified from time to time.

(z)            “Medical Plan” has the meaning set forth in Section 4(e).

(aa)          “National Securities Exchange” means an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, and any successor to such statute.

(bb)          “Non-Interference Period” has the meaning set forth in Section 6(b)(i).

(cc)           “Partnership” has the meaning set forth in Recital A.

(dd)         “Person” means any individual or entity, including any corporation, partnership, limited liability company, trust, government (or agency or other subdivision thereof) or other association.

(ee)          “Service Separation Date” has the meaning set forth in Section 4(e).

(ff)           “Severance Payment” has the meaning set forth in Section 4(h).

(gg)         “Severance Payment Date” has the meaning set forth in Section 4(h).

(hh)         “Termination Notice” has the meaning set forth in Section 4(a).

(ii)           “Trading Day” means a day on which the principal National Securities Exchange on which the relevant Listed Units of any class are listed or admitted to trading is open for the transaction of business.

(jj)            “Treasury Regulation” means the regulations issued under the Code

(kk)          “Unit” means, with respect to any relevant class of equity interest, the unit of measuring the number of such relevant securities that are outstanding, whether designated as units, shares or otherwise.

[signature page follows]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, effective as of the day and year first above written.

“COMPANY”
GENESIS ENERGY, LLC

By: /s/ Ross A. Benavides
Printed Name: Ross A. Benavides
Title: General Counsel

“EXECUTIVE”
ROBERT V. DEERE

/s/ Robert V. Deere
126 Sugarberry Circle
Houston, TX 77024

Signature Page
Executive Employment Agreement